Exhibit 99.1

FREYR Advances Clean Battery Cell Production in Norway
with Customer Qualification Plant Final Investment Decision

07/19/2021

LUXEMBOURG--(BUSINESS WIRE)-- FREYR Battery (NYSE: FREY, or “FREYR”), a developer of clean, next-generation battery cell production capacity, has reached a final investment decision (“FID”) by the FREYR Board of Directors to proceed with the construction of the Customer Qualification Plant (“CQP”) and first battery cell production line in Mo i Rana, Norway.

The FID comes after completing the tender processes and allows for the award of contracts for key production equipment supply. Preparatory work on the facility is already ongoing with a targeted start of initial operations in the second half of 2022. The CQP production line is based on 24M Technologies Inc.’s (“24M”) SemiSolid lithium-ion battery technology and is designed with flexibility and capacity to meet anticipated demand for samples from targeted customer segments over time.

The CQP enables implementation of the 24M technology, testing of materials and battery cells and the supply of samples to potential customers across all targeted market segments. It will further support product optimisation and meeting specific customer requirements in the conditional offtake agreements that FREYR plans to negotiate, and is thus strategically important in securing final offtake agreements for the planned development of up to 35 GWh of cost competitive and clean battery cell production capacity by 2025 in Mo i Rana. FREYR is also targeting 8 GWh capacity in operations by 2025 via joint ventures in Norway and/or the Nordic region.

“The qualification plant will become the first lithium-ion battery cell manufacturing facility at industrial scale in Norway, supporting the core tenets of our strategy of speed, scale and sustainability,” said Tom Jensen, the CEO of FREYR. “The rapid development of initial production capacity supports ongoing customer dialogues as it will validate and improve technology, materials and cell designs as we prepare for commercial production at our planned Gigafactories. The plant will also provide us with an arena for training and development to ensure high-quality operations for the entire battery cell factory portfolio,” said Einar Kilde, EVP Projects in FREYR. The customer qualification plant is the first of a total of five factories that the Company is planning to build within the area of Mo Industrial Park.

FREYR has an ambition to accelerate the decarbonisation of transportation and energy systems, and utilize Norway’s inherent advantages, including access to renewable energy, low electricity prices, Norway’s highly skilled workforce and the closeness to rapidly growing markets in Europe and the US. On July 9, FREYR completed a business combination with Alussa Energy Acquisition Corp. raising equity funding for FREYR’s battery cell manufacturing development strategy.

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About FREYR Battery

FREYR plans to develop up to 35 GWh of battery cell production capacity in Norway and an additional 8 GWh via joint ventures in Norway and/or the Nordic region by 2025 to position the company as one of Europe’s largest battery cell suppliers. The facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

Forward-looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline, capacity and other usefulness of FREYR’s CQP and planned Gigafactories, the development and commercialization of 24M SemiSolid technology, FREYR’s manufacturing capacity relative to other market participants, and the development of customer and supplier relationships are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) FREYR faces significant barriers in its attempts to scale and commercialize the SemiSolid lithium-ion battery platform cell technology and related manufacturing processes, which may not be successful, (ii) FREYR may encounter substantial delays in the development, manufacture, regulatory approval, and launch of FREYR’s battery cells and building out of the CQP or other planned plants, which could prevent FREYR from commercializing products on a timely basis, if at all, (iii) FREYR’s licensing strategy relies heavily on 24M’s process and technology, and any disagreements with 24M may impede FREYR’s ability to maximize the benefits of its licensing strategy, (iv) FREYR may not be able to engage target customers successfully and convert such contacts into meaningful orders in the future, (v) FREYR may not be able to establish supply relationships for necessary components and materials which could prevent or delay the introduction of FREYR’s product and negatively impact its business, and (vi) substantial increases in the prices for FREYR’s raw materials and components, some of which are obtained in volatile markets where demand may exceed supply, could materially and adversely affect FREYR’s results of operations, financial conditions and negatively impact FREYR’s prospects. FREYR cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in documents filed by FREYR from time to time with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, FREYR disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

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Source: FREYR Battery

For investor inquiries, please contact:

Jeffrey Spittel, Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Harald Bjørland, Investor Relations

harald.bjorland@freyrbattery.com

Tel: (+47) 908 58 221

For media inquiries, please contact:

Hilde Rønningsen, Director of Communications

hilde.ronningsen@freyrbattery.com

Tel: (+47) 453 97 184

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